UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 28, 2015

Armada Oil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55128	98-0195748
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254
 (Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.               Bankruptcy or Receivership.

On August 28, 2015, Armada Oil, Inc. (the “Company”) and its subsidiaries ceased operations and commenced bankruptcy proceedings (the “Chapter 7 Cases”) by filing voluntary petitions for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Code”) in the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division (the “Bankruptcy Court”).  The Chapter 7 Cases are being administered under case numbers 15-41561 (Armada Oil, Inc.), 15-41556 (Armada Operating, LLC), 15-41557 (Armada Midcontinent, LLC), 15-41559 (Mesa Midcontinent, LLC) and 15-41559 (Mesa Energy, Inc.).  As a result of the filing of the Chapter 7 Cases, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control of the Company and its subsidiaries.  The assets of the Company and its subsidiaries will be liquidated in accordance with the Code.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 7 Cases constituted an event of default under that certain Term Promissory Note dated March 5, 2015, and related documents with Prosperity Bank.  As of the date of filing, approximately $3,486,664 of principal and accrued but unpaid interest remains outstanding under the Term Promissory Note, which has become immediately due and payable as a result of the filing of the Chapter 7 Cases.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As the result of the cessation of business operations, the Company’s Chief Financial Officer (its principal financial officer) and its Chief Operating Officer have left the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armada Oil, Inc.

Date:  August 31, 2015

 By:  /s/ Randy M. Griffin
Name:  Randy M. Griffin
Title:    Chief Executive Officer